Exhibit 10.88

EBIT Based Management Incentive Plan (also called “EBIT Plan”)

Eligibility:

To be eligible for participation in the Koppers Inc. EBIT Based Management Incentive Plan, an employee must meet the following criteria:

•	The employee must have a salary grade of at least 25 or higher.

•	Employees hired on or before June 30th of the relevant Plan Year – eligibility for a pro-rata award in the current Plan Year will be subject to the discretion of the Chief Executive Officer of Koppers Inc. (the CEO”). For purposes of this plan, Plan Year shall mean a calendar year during which the Plan is in effect.

•	Employees hired after June 30th of the relevant Plan Year – no eligibility for a pro-rata award in the current Plan Year, but eligible for consideration in the following Plan Year.

•	Notwithstanding the above, participation in the Plan is at the discretion of the CEO.

Purpose:

The purpose of the Koppers Inc. EBIT Based Management Incentive Plan is threefold:

•	To attract, motivate and retain key members of our management team.

•	To stimulate these employees to use their innate creativity and entrepreneurial thinking in carrying out the responsibilities of their present assignments.

•	To enhance the business growth and profitability of Koppers Inc. and its subsidiaries (the “Company”) by providing those charged with leadership roles with an opportunity for additional compensation based upon their contributions to the achievement of the business goals of the Company.

Incentive Plan Goals:

•	To align our management team’s goals with those of our shareholders.

•	To foster a spirit of teamwork and mutual supportiveness among key management members by emphasizing the importance of division performance and individual contributions made to the Company as a whole.

•	To reinforce the principle of continual improvement and tie management compensation to continual improvement of company profitability and the creation of shareholder value.

•	To encourage a sustained high level of personal performance among all Plan participants and to provide additional motivation for them to remain with the Company on a long-term basis as key members of our management team.

Incentive Plan Threshold Events:

•	Any payments under this incentive plan will be subject to the Company’s compliance with its debt covenants, including interest obligations and scheduled repayment of debt.

•	The participant’s job performance during the period in question must meet acceptable standards and be in accordance with Company policy before the participant shall receive any award under this incentive plan.

•	Notwithstanding anything in this incentive plan to the contrary, the decision to make any payments under this incentive plan and the amount of such payments will be subject to the discretion of the CEO, Management Development & Compensation Committee (the “Committee”) and/or Board of Directors (the “Board”) of the Company.

•	Unless otherwise approved by the Committee or the Board, gains and losses arising from non-recurring and non-operating transactions (such as, but not limited to, restructuring charges/reversals, impact of lawsuit outcomes, unbudgeted sales/divestitures and changes in accounting rules) will be excluded from calculations of EBIT under this Plan.

Incentive Pool Funding:

80% of a participant’s incentive opportunity will be based on EBIT goals and individual goals, while 20% will be based solely on individual goals independent of EBIT goals.

EBIT Goals (80%) – For each Plan Year, the Committee shall define each performance unit and establish an EBIT threshold, target and maximum for each performance unit (including corporate totals). Achievement of the threshold performance will result in the threshold payout being contributed to the incentive pool (awards for performance between the threshold and the target are determined by interpolation). Achievement of the target performance will result in the target payout being contributed to the incentive pool. Achievement of the maximum performance will result the maximum payout being contributed to the incentive pool (awards for performance between target and maximum are determined by interpolation).

A matrix will be distributed to participants in the incentive plan at the beginning of each Plan Year, which matrix will list the applicable threshold, target and maximum performance and payout amounts.

Individual Performance Goals (20%) – For each plan year, the full target payout will be contributed to the incentive pool.

Payout Procedure:

Any incentive payments will be paid in cash within 2.5 months after the end of the Plan Year after all of the following:

•	The Division General Manager and CEO have had sufficient opportunity to review the performance of the participant during the Plan Year.

•	The CEO has recommended allocations from the incentive pool to incentive plan participants.

•	The Management Development and Compensation Committee of the Board of Directors of the Company has received, reviewed and approved the audited incentive payment proposals.

Administrative Notes:

•	If a Plan participant voluntarily terminates his/her employment during the Plan Year or if the Participant is terminated for cause before the payment occurs, no payment shall be made under the terms of this plan.

•	If a Plan participant voluntarily terminates his/her employment after the Plan Year but before the payment occurs, payment of the participant’s incentive award will be subject to the sole discretion of the CEO (as approved by the Committee and the Board).

•	If a Plan participant’s employment is terminated involuntarily without cause during Plan Year, payment of a pro-rata share of the incentive award to which he/she would otherwise have been entitled at year-end will be subject to the sole discretion of the CEO (as approved by the Committee and the Board).

•	If a Plan participant retires during the Plan Year, payment of a pro-rata share of the incentive award to which he/she would otherwise have been entitled at year-end will be subject to the discretion of the CEO (as approved by the Committee and the Board).

•	If a Plan participant dies during the Plan Year, a pro-rata share of the incentive award to which he/she would otherwise have been entitled at year-end will be paid to the Plan participant’s named beneficiary early in the following year.

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